Exhibit 1.6

EXECUTION

Date:	January 4, 2018

To:	Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Suite 299
Pasadena, CA 91101

From:	JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

Re: Amendment to Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this letter agreement (the “Amendment”) is to amend certain terms and conditions of the letter agreement between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Alexandria Real Estate Equities, Inc. (“Counterparty”), dated as of January 4, 2018 (the “Confirmation”), as provided below.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Confirmation.

1.              The “General Terms” section of the Confirmation is hereby amended as follows:

(a)         Subject to Section 2(v) of this Amendment, the reference to “2,000,000 Shares” in the “Number of Shares” definition shall be replaced by “2,300,000 Shares”.

(b)         The definition of “Forward Price” shall be amended by inserting the following at the end of clause (b): “; provided, further, that in respect of any Borrowed Additional Shares (as defined in the Underwriting Agreement), the Forward Price shall be adjusted by the Calculation Agent at the Date of Delivery for such Borrowed Additional Shares to account for the fact that the application of the Daily Rate under this clause (b) shall not apply prior to such Date of Delivery with respect to the related Additional Number of Shares.”

(c)          The following definitions are added after the definition of “Forward Price”:

Additional Number of Shares:

The Borrowed Additional Shares (as defined in the Underwriting Agreement) that the Underwriters (as defined in the Underwriting Agreement) have purchased from Dealer, or its affiliate, as forward seller, pursuant to Section 1 of the Underwriting Agreement.

Date of Delivery:	The time of purchase of the Additional Number of Shares as determined under the Underwriting Agreement.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP

Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.

Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct

Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

2.              The effectiveness of this Amendment on the Date of Delivery shall be subject to the satisfaction or waiver by Dealer of the following conditions: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty are true and correct as of the Date of Delivery as if made on the Date of Delivery, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Date of Delivery, (iii) all of the conditions set forth or referenced in Section 7 of the Underwriting Agreement, (iv) the Underwriting Agreement remains in effect and has not terminated pursuant to Section 8 of the Underwriting Agreement, and (v) the condition that, as determined by Dealer in good faith and a commercially reasonable manner, neither of the following has occurred: (A) Dealer is unable to borrow and deliver for sale a number of Shares equal to the Additional Number of Shares, or (B) in Dealer’s commercially reasonable judgment either it is impracticable to do so or Dealer would incur a stock loan cost of more than a rate equal to 200 basis points per annum to do so (in which event the Confirmation shall be effective but the Additional Number of Shares for this Transaction shall be the number of Shares Dealer is required to deliver in accordance with Section 1 of the Underwriting Agreement and the number referenced in Section 1(a) of this Amendment shall be reduced accordingly).

3.              Each party hereby reaffirms on the date hereof the representations contained or incorporated by reference in the Confirmation (with any references therein to the “Trade Date” deemed references to the date of this Amendment).

4.              The Confirmation and this Amendment constitute the entire agreement and understanding of the parties with respect to their subject matter and terms of the Transaction and supersede all prior or contemporaneous written and oral communication with respect thereto.  No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.  This Amendment may be executed in counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.              The Confirmation, as modified herein, shall continue in full force and effect.  All references to the Confirmation in the Confirmation or any document related thereto shall for all purposes constitute references to the Confirmation as amended hereby.

6.              This Amendment and any claim, controversy or dispute arising under or relating to this Amendment shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof.  The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

7.              Role of Agent.  Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC (“Agent”), an affiliate of Dealer, has acted solely as agent and not as principal with respect to the Transaction and this Amendment and (ii) Agent has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Amendment enclosed for that purpose and returning it to us.

Yours sincerely,
J.P. MORGAN SECURITIES LLC, as agent for
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin Cheng
Name:	Kevin Cheng
Title:	Vice President

[Signature Page to Amendment to JPM

Registered Forward Transaction

Confirmation]

Confirmed as of the date first above written:

ALEXANDRIA REAL ESTATE EQUITIES, INC.

By:	/s/ Dean A. Shigenaga
Name:	Dean A. Shigenaga
Title:	Chief Financial Officer

[Signature Page to Amendment to JPM

Registered Forward Transaction

Confirmation]